Exhibit (j)(iv)(a) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K




  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Institutional Shares, Institutional Service Shares, Class A Shares, and Class Y Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Federated Short-Term Income Fund in Post-Effective Amendment Number 71 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Short-Term Income Fund and to the incorporation by reference of our report, dated June 14, 2007, on Federated Short-Term Income Fund (one of the portfolios comprising Federated Income Securities Trust) included in the Annual Reports to Shareholders for the fiscal year ended April 30, 2007.


/s/ ERNST & YOUNG LLP
Boston, Massachusetts
June 26, 2007